FOR FURTHER INFORMATION CONTACT:                                                                                       Judith M. LaCouture
 (570) 340-6144
FOR IMMEDIATE RELEASE
FNCB COMPLETES $25 MILLION SALE OF SUBORDINATED NOTES

DUNMORE, Pa., March 9 -- First National Community Bancorp, Inc. (OTC Bulletin Board:  FNCB) reported today it has completed its previously announced sale of $25 million of subordinated notes, which will mature on September 1, 2019.

The offering, made through a Private Placement Memorandum only to accredited investors, was priced to yield 9.00 percent.

The net proceeds of the completed sale will be used by FNCB to strengthen the company's capital position, improve liquidity and increase the lending capacity of First National Community Bank, which the company owns and operates.

"The Board of Directors believes FNCB's ability to achieve a 100 percent fulfillment in spite of the nation's protracted economic slump represents an endorsement of the conservative philosophy and measured approach that has served this institution well throughout its century of service to local communities," explains Jerry A. Champi, interim president and chief executive officer.  "The additional capital generated through this successful sale complements several initiatives being aggressively employed by our management team to conserve cash reserves, as well as support FNCB's continuing growth objectives."

Although Pennsylvania experienced a net gain of just 47 bank branches in 2009, by far the lowest increase in over a decade, FNCB opened its twenty-first office last year on Wheeler Ave. in Dunmore.  Many of the larger banks are cutting their branch networks, Champi points out, while FNCB continues to expand its marketing territory to more communities throughout Northeastern Pennsylvania.

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FNCB Completes Sale of Subordinated Notes                                                                             ... 2

First National Community Bancorp, Inc. is the financial holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Lackawanna, Luzerne, Monroe and Wayne Counties in Northeastern Pennsylvania.  The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: the strategic initiatives and business plans may not be satisfactorily completed or executed, if at all; increased demand or prices for the Corporation’s financial services and products may not occur; changing economic and competitive conditions; technological developments; the effectiveness of the Corporation’s business strategy due to changes in current or future market conditions; effects of deterioration of economic conditions on customers specifically the effect on loan customers to repay loans; inability of the Corporation to raise or achieve desired or required levels of capital; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; relationships with customers and employees; challenges in establishing and maintaining operations; volatilities in the securities markets; and deteriorating economic conditions and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.

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